Exhibit 10.3

MEMORANDUM OF UNDERSTANDING

In Athens, this 29th day of February 2008 by and among:

1. MR. PANAGIOTIS E. GORITSAS, resident of 22 Isiodou Street, Athens, GR-10674 (henceforth called as the “MAIN SHAREHOLDER”).

2. The company under the corporate name “ACCESS AMERICA FUND, LP, DELAWARE LIMITED PARTNERSHIP”, duly incorporated and in good standing, which resides in the State of Texas of the United States of America, 1800 West Loop South, Houston 77027, (henceforth called the “INVESTOR”).

3. The company under the corporate name “AEGEAN EARTH PRODUCTION AND MARKETING OF PRODUCTS AND BY-PRODUCTS OF MEDITERRANEAN DIET PUBLIC COMPANY”, duly incorporated and in good standing, which resides in Ave Syngrou, 312, 176 73 Kallithea, Greece, with the Athens Tax Bureau For Sociétés Anonymes under Tax ID No. 998536325 (a/k/a AEGEAN EARTH S.A.) legally represented by Mr Joseph Brandon Clancy, (henceforth called the “INVESTMENT VEHICLE”).

4. The Technical Société Anonyme under the corporate name “EMPEDOS TECHNICAL – INDUSTRIAL – TRADING – TOURISM & SHIPPING SOCIETE ANONYME”, registered with the Sociétés Anonymes Registry under No. 13589/06/B/86/14 – File Number 53603 and with the Athens Tax Bureau For Sociétés Anonymes under Tax ID No. 094003002, which resides in Nea Kifisia, Greece, 15 Amaliados Street & 145 Kalavryton Street, and is legally represented by Mr. Panagiotis E. Goritsas, who is the Chairman of the Company’s Board of Directors and Managing Director by virtue of the Company’s

BOD Minutes dated 20 January 2005, published in the 828/2005 Government Gazette Issue. For the execution of these presents, Mr. Goritsas acts under authorization provided by virtue of the Company’s Board of Directors Minutes of 20 January 2005 and 31 August 2007, the latter being referred to henceforth either as “EMPEDOS” and/or as “Business” and/or as “Company.”

PREAMBLE

WHEREAS, the Company was established in 2002 through the merger of TEGK S.A., GEKAT TECHNICAL S.A., GNOMON TECHNICAL S.A., ERGOKAT TECHNICAL S.A. and KORONIS S.A. and their subsidiary companies, according to the provisions of Law 2940/2001.

WHEREAS, the Company is active mainly in the field of construction of public and private works and operates mostly within Greece either on its own or via joint ventures which are being established for the purpose of constructing major public and private technical works in the framework of sustainable development.

WHEREAS, the share capital of the Company amounts to 41,294,855.70€ and is divided into 39,328,434 shares of nominal value of 1.05 €, each. The Company’s stock was traded on the Athens Stock Exchange, but trading of its shares has since been revoked by virtue of a Hellenic Capital Market Commission ruling and the Company was since de-listed from the Athens Stock Exchange.

WHEREAS, the Main Shareholder has the exclusive, absolute, and undisputable ownership, use and possession of the Company’s shares that represent a percentage of 8.1814% of the total share capital, which he acquired on lawful title.

WHEREAS, the Main Shareholder represents and warrants that he, directly or indirectly, via shareholding understandings or otherwise, controls the number of shares needed for the fulfillment of the Company’s and the Main Shareholders direct and indirect commitments, agreements, obligations and responsibilities under this present agreement.

WHEREAS, since the fiscal year 2004 and onwards the Company’s gross income has been considerably reduced and that decrease continued during fiscal years 2005 and partially in 2006 (when it was placed under special liquidation status) until a complete cessation of any business activities occurred, a fact which resulted in a substantial financial loss as depicted in the balance sheets published for those periods.

WHEREAS, further to a petition filed by the creditor banks on 19 May 2006 with the Athens Court of Appeal for the placement of the Company under the procedure of Article 46 of Law 1892/1990, the Court issued irrevocable decision No. 4732/26.06.2006, by virtue of which the company was relegated to the special liquidation status of Article 46 of Law 1892/1990 and the company “Alpha Astika Akinita S.A.” was designated as its special liquidator.

WHEREAS, the Company, the Investor, the shareholders of the Company and the creditor banks came to an agreement regarding any other items, the settlement and the restriction of the Company’s debts according to the provisions of Article 44 of Law 1892/1990 (attached herewith as APPENDIX 1, deemed as integral part of this agreement and referred hereinafter as the “Article 44 Agreement”).

WHEREAS, the Company has already lodged an application with the relevant Court of Appeal of the Company’s registered corpus situs for the  ratification of the above agreement and the simultaneous rescission of the previous decision which submitted the Company to the procedure of Article 46.

WHEREAS, in the context of the Article 44 Agreement and for the purpose of the EMPEDOS REORGANIZATION as set forth under the provisions of the Article 44 Agreement, the Investor agreed to acquire up to 70% of the Company’s shares.

WHEREAS, it is accepted and agreed by the Parties that nothing in the letter and/or the spirit of this present Agreement, the Article 44 Agreement, applicable law or elsewhere, limits, inhibits and/or prevents, directly and/or indirectly, the rights of the Investor and/or the Investment Vehicle to increase and/or decrease its shareholding participation in the Company at any time following the date of the capital increase as described hereinabove.

WHEREAS, according to the Main Shareholder’s and the Company’s representations, due to unforeseeable and unexpected difficulties in the financing of the coverage and protection (required under Article 44 of Law 1892/1990) of the Institute of Social Security (hereinafter “IKA”), the Company is in difficulty to proceed with any and all of the necessary arrangements to cover and/or secure and/or guarantee the claims of IKA as against the Company and consequently to fulfill its obligations under the Article 44 Agreement.

WHEREAS, the parties are in agreement that at no point in time shall the Investor contribution of Five Million Euro (€5,000,000) be judged to be at risk, in other words, non-recoverable by the Investor, prior to the securing of his acquisition of the 70% interest in the Company as described hereinafter.

WHEREAS, the parties shall use their best efforts according to good faith and good business practices, in order to fulfill all the terms of this Agreement and the terms of the agreement of Article 44.

On the basis of and pursuant to the above, which constitute the legal grounds of the present Agreement, the contracting parties,

AGREED UPON AND STIPULATED THE FOLLOWING:

Article 1 Obligations of the Investor/Investment Vehicle

1.1 Subject to the provisions of this Agreement and the fulfillment –at the sole discretion of the Investor and/or the Investment Vehicle- of the conditions precedent stated in Article 2 of the present Agreement the Investment Vehicle shall use its best efforts according to good faith and good business practices, in order to make available to the Company and/or in favor of the Company any and all necessary monies and sums in order for the Investment Vehicle and/or the Company to cover and/or secure and/or guarantee the claims of IKA as against the Company (hereinafter “IKA Debt”) and therefore to facilitate the ratification of the Article 44 Agreement by the Court of Appeal.

1.2. The Investor Vehicle shall cause the issuance of a bank guarantee (“Bank Guarantee”) to secure the payment of the IKA obligation as per  present Article 1 , 72 (seventy two) hours after the issuance of the Property Security and the Share Security as per Article 2.4 or, on or prior to March 20, 2008 (“Issuance Date”) whichever is later.

Notwithstanding anything to the contrary provided herein or elsewhere, the Bank Guarantee shall be conditional upon:

i. The Court Approval of the Article 44 petition as described herein.

ii. The valid decision of the General Assembly of Empedos as per Article 2.1, 2.2. and 2.3, and its subsequent ratification by the Prefecture of Eastern Attica.

The issuing bank or any other mutually acceptable bank, shall act as a trustee for the Bank Guarantee and shall be authorized to deliver the Bank Guarantee to IKA  as soon as ratification of the  General Assembly by the Prefecture of Eastern Attica is obtained and presented to the Trustee.

The parties agree that the Investor will submit a copy of the Bank Guarantee to IKA upon its issuance.

1.3. The monies and sums to be used on behalf of the Investment Vehicle in order for the Investment Vehicle and/or the Company to cover and/or secure and/or guarantee the claims of IKA and/or any other social insurance organization (the “Social Insurance Debt”) as against the Company shall not –under any circumstances- exceed in the aggregate, the amount of Three Million Eight Hundred Thousand Euro (€3,800,000) (the “Social Security Debt Limit”).

1.4. All of the obligations and rights of the parties to the Article 44 Agreement pursuant to the Article 44 Agreement shall survive and be unaffected by the provisions of this Agreement. As of the date of the fulfilment of the Investment Vehicle obligations as per the present article, the Investment Vehicle shall substitute for the Investor in any and all of the Investor’s rights and obligations and shall undertake any and all of the Investor’s rights and obligations under the Article 44 Agreement and the Investor shall be released from any and all of its obligations directly and/or indirectly deriving herein and from the Article 44 Agreement.

Article 2  Conditions Precedent to the Obligations of the Investor

2.1.

The Main Shareholder shall cause a decision of the General Meeting of the Shareholders of the Company which shall decide the decrease and  subsequent  increase  of the capital  of the  Company  for the amount of Five Million Euro (€5.000.000) (“First Capital Increase”).

2.2. The Main Shareholder shall make any and all necessary arrangements and cause in the same General Assembly a decision of the General Meeting of the Shareholders of the Company which shall decide the annulment of any and all of the preemptive rights of the existing shareholders of the Company concerning the First Capital Increase.

2.3. As a result of the decision of the abovementioned General Assembly the annulment of any and all of the preemptive rights of the existing shareholders of the Company and the relevant decisions of the Company’s Board of Directors, the Investment Vehicle and/or Investor shall be irrevocably offered the right to subscribe to the total amount of the above increase of capital and participate in the Company’s shareholding capital via the acquisition of seventy percent (70%) of the Company’s total number of shares (the “70% Acquisition”), according to the terms and conditions set forth herein, including, but not limited to, as described in Article 3 hereinafter and  as otherwise so determined by the Investor and/or the Investment Vehicle.

2.4. Prior to the fulfilment of the Investor’s/ Investment Vehicle’s obligation as per article 1.1 and 1.2 herein above the Main Shareholder shall, irrevocably and by virtue of a notarial deed acceptable to the Investor and/or the Investment Vehicle give, transfer and assign to the Investor and/or the Investment Vehicle, as a security for the due and punctual fulfilment of the Main Shareholder’s obligation to provide the amount of  Three Million Euro (€3,000,000) (“Main Shareholder Investment”) as described in Article 3 hereinafter, the legal right, power and authority to sell, transfer, assign, pledge, mortgage, and in any way encumber a real property (“Property Security”) owned, held and possessed by the Main Shareholder and located in Athens, Greece, in the municipality of Kiffisia (the “Property”) as described in the legal description set forth in APPENDIX 3  and the valuation of said property as set forth in APPENDIX 4,  each of which is attached hereto.

In addition to its abovementioned obligation and according to the terms and conditions stated in Article 2.4 hereinabove the Main Shareholder shall provide to the Investment Vehicle as a security during the period until the decision of the General Meeting of Shareholders to be held for the capital increase, provided in article 2.1, 2.2. ,2.3 , the shares of EMPEDOS that he owns, holds and possesses as described in the Preamble hereinabove (“Share Security”).

2.5 The Main Shareholder and the Company shall provide the Investor with any and all financial, legal and accounting representations, including complete audited financial statements of the Company to prepare an audit in accordance with U.S. Generally Accepted Accounting Principles ("USGAAP") and containing no qualifying statements or derogatory comments from the audit firm, which firm must be a firm licensed by the PCAOB to audit financial statements for U.S. public companies, as well as any and all other warranties as these representations and warranties may deem necessary, at the Investor’s absolute discretion, for the achievement of the purposes of the present Agreement.

2.6

The decisions of the General Assembly and/or General Assemblies described in this Agreement must be duly and properly adopted and ratified by the competent governmental and/or other authorities.

2.7. The Main Shareholder and/or the Company shall provide with and make available to the Investor and/or the Investment Vehicle any/and

all necessary licenses, approvals, authorizations, financial and/or legal opinions, documents and data of whatever nature in their possession and/or control in order for the Investor and/or the Investment Vehicle to form its decision on the fulfillment of the conditions precedent described in the present Agreement.

2.8. In the event that the conditions precedent provided under the present article are not satisfied by the Issuance Date as stated in Article 1.2, the Investor and/or the Investment Vehicle reserves the right to include all such conditions precedent as stated in Article 1.2 as conditions for the validity of the Bank Guarantee.

Article 3 Conditions subsequent to the Obligations of the Investor

3.1. The Main Shareholder shall, no later than sixty (60) days after the date the Court of Appeals approves the Article 44 Agreement (the “Court Approval”), as per Article 3.5, acquire by his payment of Three Million Euro (€3.000.000) (the “Main Shareholder Investment”), 1,000,000 (one million) ordinary shares of Aegean Earth and Marine Corporation, a company reporting in the United States (“Pubco”)

3.2. The Board of Directors of the Company shall cause a decision of the General Meeting of the Shareholders of the Company which shall decide the further increase of the capital of the Company for the amount of Three Million Euro (€3.000.000) (“Second Capital Increase”).

3.3. Pubco shall, upon receipt of the Main Shareholder Investment, transfer  –via an increase of capital- the amount of Three Million Euro (€3,000,000) to the Investment Vehicle, which will then use the Three Million Euro (€3,000,000) to effectuate –by subscribing to the Second Capital Increase- the acquisition of an additional twenty (20%) percent of the Company’s total number of shares (the “20% Acquisition)

3.4. Subject to the provisions, terms and conditions set forth herein and in the Article 44 Agreement, the Investment Vehicle shall participate in the First Capital Increase and the Second Capital Increase by an amount not to exceed Eight Million Euro (€8,000,000) as follows:

(i) In relation to the First Capital Increase the Investment Vehicle will effectuate the 70% acquisition (the “70% Acquisition) for Five Million Euro (€5,000,000) which shall be paid either in cash or through the capitalization of Social Insurance Debt and,

(ii) In relation to the Second Capital Increase the Investment Vehicle will effectuate the 20% acquisition for Three Million Euro (€3.000.000) which shall be contributed in cash partly as shareholding capital and partly as a special reserve according to the terms and conditions of the relevant General Assembly’s decision.

3.5. In the event that the Main Shareholder shall fail to pay the herein described Three Million Euro (€3,000,000) Main Shareholder Investment in Pubco within the prescribed time period of sixty (60) days from the date of the Court Approval  or  thirty (30) days after the issuance of the EMPEDOS Tax Certificate of Good Standing (Forologiki enimerotita), whichever occurs later, the present Agreement shall survive that failure and shall remain valid and in force and the Investor and/or the Investment Vehicle shall have the right to immediately sell (or take any other action deemed necessary and/or appropriate to effect the terms of this Agreement) the Property and contribute the relevant funds to the above increase of capital.

Notwithstanding anything to the contrary provided herein or elsewhere, such sale however, shall not in any way directly and/or indirectly limit the right of the Investor and/or the Investment Vehicle to bring legal action against the Main Shareholder and, among other things, seek to collect all damages including, but not limited to, legal fees and expenses, punitive and actual damages and such other funds as the Investor and/or Investment Vehicle shall so determine to seek.

3.6 The Main Shareholder hereby agrees, warrants and declares that, at any meeting (or any adjournment or postponement thereof) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, the Main Shareholder shall vote (or cause to be voted) its shares in favour of the approval of the terms of any relevant proposal of the Board of Directors of the Company subject to the condition that this proposal or vote does not contravene, conflict with or result  in any violations of the provisions contained or implied  in the present Agreement.

Article 4

In the event that the Investment Vehicle, for any reason,  does not make available to the Company and/or in favor of the Company any and all necessary monies and sums as provided herein, in order for the Company to cover and/or guarantee the claims of IKA against the Company as stated in Article 1 hereinabove and therefore to facilitate the ratification of the Article 44 Agreement by the Court of Appeal or if the Investor or /and the Investor Vehicle does not cause for any reason the issuance of the Bank Guarantee, including but not limited to the non acceptance by the Investor of the Notarial Deed as provided in Article 1.2 till the 20th of March 2008, no Party to this Agreement including, but not limited to, the Investor, the Investor Vehicle and/or any of the respective affiliates shall have any direct and/or indirect liability and/or direct and/or further obligation, as this Agreement is going to be automatically dissolved.

Article 5 Indemnities- Guarantees

Each Party shall defend, indemnify and hold the other Party harmless against any and all claims, loss, cost, damage, liability or expense (including, but not limited to, reasonable attorney’s fees, assessments, penalties, fines or interest) whatsoever, directly or indirectly arising out of or in connection with any breach of this Agreement by the other Party.

Article 6 Jurisdiction - Applicable Law

The present Agreement will be interpreted according to and will be governed by English Law. Any dispute arising from the present Agreement will be exclusively submitted to final and binding arbitration that will be conducted in the English language and will take place in Athens, Greece according to the ICC (International Chamber of Commerce) rules, by three arbitrators, one of whom will be selected by the Investor, the second by the Main Shareholder and the third will be selected by the previous two arbitrators. In the event of disagreement regarding the nomination of the third arbitrator or in the event the contracting parties do not appoint an arbitrator, the Arbitration Court nomination shall be made by the competent Court.

Article 7 Miscellaneous Provisions

7.1 CONFLICT OF PROVISIONS. In the event of conflict between the terms of the present Agreement and the Company’s Articles of Association, the provisions of the present document will prevail. For this reason the contracting parties will proceed to effect any and all modifications of the Company’s Articles of Association that are deemed necessary in order to render the Articles of Association consistent with the present Agreement.

7.2 FURTHER ASSURANCES.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.3 FEES AND EXPENSES.  Except as otherwise provided herein, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

7.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the business address or facsimile telephone number  of the other party.

7.5 CONFIDENTIALITY. On and at all times after the Closing Date, each Party shall keep confidential, and shall not use or disclose to any other third Person, company or organization, any non-public document or other non-public information in such Party's possession that relates to the business of the Company except as may be required by the U.S. Securites & Exchange Commission or any similar competent authority.

7.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.7 REMEDIES - CUMULATIVE; SPECIFIC PERFORMANCE.

 The rights and remedies of the parties hereto shall be cumulative (and not alternative or mutually exclusive). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or writ of mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

7.8 WAIVER.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.9 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and properly delivered to, and on behalf of all of the parties hereto.

7.10 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.11 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof;

7.12 REASONABLE EFFORTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to perform, or cause to be performed, all actions reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by this Agreement and the other agreements and documents contemplated herein.

In witness whereof, the present Agreement was drawn up in four (4) originals and it is executed as follows:

 MAIN SHAREHOLDER

__/s/ Panagiotis E. Goritsas____________________________

By: MR. PANAGIOTIS E. GORITSAS

AEGEAN EARTH PRODUCTION AND MARKETING OF PRODUCTS AND BY-PRODUCTS OF MEDITERRANEAN DIET PUBLIC COMPANY

 (a/k/a AEGEAN EARTH S.A.

__/s/ Joseph B. Clancy_________________________________

By: Joseph Brandon Clancy

Title: President

ACCESS AMERICA FUND, LP

__/s/ Christopher Efird__________________________________

By: Christopher Efird

Title: President

EMPEDOS TECHNICAL – INDUSTRIAL – TRADING – TOURISM &

SHIPPING SOCIETE ANONYME

__/s/ Panagiotis E. Goritsas ____________________________

By: Panagiotis Goritsas

Title: Managing Director

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